EXHIBIT 99.4

CONSENT
OF
CREDIT SUISSE FIRST BOSTON CORPORATION

Board of Directors
SmartForce
900 Chesapeake Drive
Redwood City, CA 94063

Members of the Board:

We hereby consent to the inclusion of our opinion letter, dated June 10, 2002, to the Board of Directors of SmartForce plc (the “Company”) as Exhibit 99 to the Registration Statement of the Company on Form S-4 (the “Registration Statement”) relating to the proposed merger involving the Company and SkillSoft Corporation and references made to such opinion in the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

CREDIT SUISSE FIRST BOSTON CORPORATION

By:	/s/ ETHAN M. TOPPER
Name: Ethan M. Topper Title: Managing Director

June 20, 2002

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